Exhibit 1.04
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Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com
Simon Wong Named CEO of CDC Games
BEIJING, ATLANTA, December 4, 2009—CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and a pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today the appointment of Simon Kwong Chi Wong as chief executive officer (CEO) of CDC Games.
As CEO, Wong replaces Peter Yip, who continues as vice chairman of the board of directors of CDC Games. Since 2005, Wong has served as an independent director of CDC Corporation and CDC Games boards of directors and will continue in this capacity. Wong has more than 30 years experience in investing and assisting successful technology companies in China.
“I have worked with Simon for many years and have found his extensive experience in technology investment and operational management in China invaluable assets while he served on our board,” said Fred Wang, chairman of the board of directors of CDC Games. “We are excited to bring his impressive expertise to the management of CDC Games as we pursue strategic alternatives for the company that will help position it for further growth and market expansion. We believe he provides the critical leadership we need to take CDC Games to the next level of its long-term growth objectives.”
“I am honored to serve as CEO of this exciting company that we believe is poised for growth,” said Wong. “CDC Games has exciting games being launched, including The Lord of the Rings Online and new locally developed games from China. I look forward to helping CDC Games successfully launch these new games in the months ahead, as well as execute on its strategic growth initiatives, which I believe will strongly position the company for long-term success.”
Previously, Wong was a director and executive vice president of Techno-Ventures, a joint venture with Advent International and TA Associates of the United States. Earlier, Wong served as a director and executive vice president of Transpac Capital Ltd., one of the oldest and largest funding partner investment firms in Asia, managing a more than $820 million portfolio with investments in approximately 200 companies in China, Asia and the United States. Wong also is an Honorary Citizen of many fast growing cities in China such as Foshan City, Jiangmen City, Nanhai City and Advisor to the High Tech Zones of Guangdong, Chengdu and Zhuhai in China. He holds Bachelor of Science and Master of Business Administration degrees from the Chinese University of Hong Kong.
About CDC Games
CDC Games is a market leader in online and mobile games in China with more than 160 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force. Currently, CDC Games offers six popular MMO online games in China. For more information on CDC Games, visit: www.cdcgames.net.
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about strategic growth initiatives, our ability to successfully launch new games in the future, and our position for long-term success, our beliefs regarding future growth by CDC Games, our beliefs regarding the continued service of any of our executives or directors, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the future growth of online games industry, and competitive products and technology. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2008 filed with the Securities and Exchange Commission on June 30, 2009 . All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.